Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated June 5, 2009, relating to the financial statements and financial statement schedule of Alliance One International, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Alliance One International, Inc.’s adoption of the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes – An Interpretation of FASB Statement No. 109, as of April 1, 2007, and the adoption of the provisions of Financial Accounting Standards Board Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an Amendment of FASB Statements No. 87, 88, 106, and 132(R), as of March 31, 2007) and the effectiveness of Alliance One International, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Alliance One International, Inc. for the year ended March 31, 2009 and to the reference to us under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Raleigh, North Carolina

September 18, 2009